EXHIBIT 10.1
FORM OF STOCK ESCROW AGREEMENT
     STOCK ESCROW AGREEMENT, dated as of      , 2007 (“Agreement”), by and among MBF HEALTHCARE ACQUISITION CORP., a Delaware corporation (“Company”), MBF HEALTHCARE PARTNERS, L.P. (“Initial Stockholder”) and Continental Stock Transfer & Trust Company (“Escrow Agent”).
     WHEREAS, the Company has entered into a Purchase Agreement, dated      , 2007 (“Purchase Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Joseph & Co. Inc. and Ladenburg Thalmann & Co. Inc. (the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase (the “Purchase”) 18,750,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s Common Stock, par value $.0001 per share (“Common Stock”), and one Warrant to purchase one share of Common Stock at a price of $6.00 (“Warrant”), all as more fully described in the Company’s final Prospectus, dated      , 2007 (the “Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-135610) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on      , 2007 (“Effective Date”).
     WHEREAS, the Initial Stockholder has agreed to purchase from the Company an aggregate of 343,750 Units and 4,250,000 of the Company’s Warrants (the “Private Placement Warrants”) for an aggregate purchase price of $7,000,000 in a private placement transaction that will occur prior to the Purchase, all as more fully described in the Prospectus. Each Private Placement Warrant will entitle the holder to purchase one share of Common Stock at a price of $6.00 share as more fully described in the Prospectus.
     WHEREAS, the Initial Stockholder has agreed as a condition of the Purchase to deposit all of the Units, shares of Common Stock and Warrants, including all Private Placement Warrants, it owns as of the date hereof (“Escrow Securities”), in escrow as hereinafter provided.
     WHEREAS, the Company and the Initial Stockholder desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.
     IT IS AGREED:
     1. Appointment of Escrow Agent. The Company and the Initial Stockholder hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.
     2. Deposit of Escrow Securities. On or before the Effective Date, the Initial Stockholder shall deliver to the Escrow Agent certificates representing its respective Escrow Securities, to be held and disbursed subject to the terms and conditions of this Agreement. The Initial Stockholder acknowledges that the certificates representing its Escrow Securities are legended to reflect the deposit of such Escrow Securities under this Agreement.

     3. Disbursement of the Escrow Securities. The Escrow Agent shall hold the Escrow Securities until six months following the consummation of the Company’s initial business combination, as such term is defined in the Prospectus (“Escrow Period”), on which date it shall, upon written instructions from Initial Stockholder, disburse the Initial Stockholder’s Escrow Securities to the Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Securities; provided further, however, that if, after the Company consummates a Business Combination (as such term is defined in the Registration Statement), it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholder of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chief Executive Officer or Chief Operating Officer of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, and release the Escrow Securities to the Initial Stockholder upon consummation of the transaction so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Securities in accordance with this Section 3.
     4. Rights of Initial Stockholder in Escrow Securities.
          4.1. Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockholder shall retain all of its rights as stockholder of the Company during the Escrow Period, including, without limitation, the right to vote such shares.
          4.2. Dividends and Other Distributions in Respect of the Escrow Securities. During the Escrow Period, all dividends payable in cash with respect to the Escrow Securities shall be paid to the Initial Stockholder, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Securities” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.
          4.3. Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Securities except (i) by gift to a member of Initial Stockholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Securities. During the Escrow Period, the Initial Stockholder shall not pledge or grant a security interest in the Escrow Securities or grant a security interest in their rights under this Agreement.

          4.4. Insider Letters. The Initial Stockholder has executed a letter agreement with the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of the Initial Stockholder in certain events, including but not limited to the liquidation of the Company.
     5. Concerning the Escrow Agent.
          5.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.
          5.2. Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of Sections 5.2 and 5.7 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.
          5.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.
          5.4. Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the

Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.
          5.5. Resignation. The Escrow Agent may resign at any time and be discharged from it duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Share held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.
          5.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and the Initial Shareholder, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.
          5.7. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.
          5.8. Trust Fund Waiver. The Escrow Agent has no right, title, interest, or claim of any kind (“Claim”) in or to any monies in the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company, as trustee of the Trust Account), and hereby waives any Claim it may have in the future in or to any monies in the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.
     6. Miscellaneous.
          6.1. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.
          6.2. Third Party Beneficiaries. The Initial Stockholder hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Underwriters.
          6.3. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

          6.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any the meaning or interpretation thereof.
          6.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.
          6.6. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:
     If to the Company, to:

MBF HEALTHCARE ACQUISITION CORP. 121 Alhambra Plaza, Suite 1100 Coral Gables, Florida 33134
     If to the Initial Stockholder, to:

MBF HEALTHCARE PARTNERS, L.P. 121 Alhambra Plaza, Suite 1100 Coral Gables, Florida 33134
     and if to the Escrow Agent, to:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY 17 Battery Place New York, NY 10004 Attn: Chairman
     A copy of any notice sent hereunder shall be sent to:

AKERMAN SENTERFITT One Southeast Third Avenue Suite 2700 Miami, Florida 33131 Attn: Teddy Klinghoffer, Esq.

     The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.
          6.7. Liquidation of Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

     WITNESS the execution of this Agreement as of the date first above written:

MBF HEALTHCARE ACQUISITION CORP.
By:	/s/
Miguel B. Fernandez, Chief Executive
Officer

INITIAL STOCKHOLDER: MBF HEALTHCARE PARTNERS, L.P. By: MBF Healthcare Advisors, LLC Its: General Partner

By:	/s/
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/
Name:
Title:

EXHIBIT A
[Letter Agreement between MBF Healthcare Partners, L.P. and MBF Healthcare Acquisition Corp.]